                                        EX-99.B(i)cmlegopn

December 30, 2002

Securities and Exchange Commission
450 Fifth Street, N. W.
Judiciary Plaza
Washington, D.C. 20549

RE:  Waddell & Reed Advisors Cash Management, Inc.
     Post-Effective Amendment No. 39

Dear Sir or Madam:

In connection with the public offering of shares of Capital Stock of
Waddell & Reed Advisors Cash Management, Inc. (the "Fund"), I have examined such corporate records and documents and have made such further investigation and examination as I deemed necessary for the purpose of this opinion.

It is my opinion that the indefinite number of shares of such Capital Stock covered by the Fund's Registration Statement on Form N-1A, when issued and paid for in accordance with the terms of the offering, as set forth in the
Prospectus and Statement of Additional Information forming a part of the
Registration Statement, will be, when such Registration shall have become effective, legally issued, fully paid and non-assessable by the Fund.

I hereby consent to the filing of this opinion as an Exhibit to the said
Registration Statement and to the reference to me in such Statement of
Additional Information.

Yours truly,

/s/Kristen A. Richards
----------------------
Kristen A. Richards
Vice President, Associate General Counsel
and Secretary